EXECUTIVE EMPLOYMENT AGREEMENT
DATE:    December 11, 2012 (the “Effective Date”)
PARTIES:

Rainmaker Systems, Inc.
900 E. Hamilton Ave.
Campbell, CA 95086

Attention:	Chair of the Compensation Committee of the Board of Directors

Telephone:	(408) 626-3800
(the “Company”)

and

Don Massaro (“Executive”)
RECITALS:
A.The Company desires to employ Executive in the role set forth herein below and Executive desires to be employed by the Company.
AGREEMENT:
In consideration of the foregoing recitals (which are incorporated herein), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Employment; Duties. The Company shall employ Executive, and Executive accepts such employment, under the terms and conditions set forth in this Agreement. Executive’s duties shall be consistent with those of a Chief Executive Officer, as defined from time to time by the Board of Directors of the Company.
2.    Full-Time Best Efforts.
(a)    Time and Effort. Executive shall devote Executive’s full professional time and attention to the performance of Executive’s obligations under this Agreement, and shall at all times faithfully, industriously and to the best of Executive’s ability, experience and talent perform all of Executive’s obligations hereunder. So long as this Agreement is in effect, Executive shall not be employed or engaged by any other person or entity other than the Company unless otherwise authorized in writing by the Board of Directors of the Company.

(b)    Performance Standards; Underperformance. Within 120 days after the Effective Date, the Board of Directors of the Company shall establish performance expectations and standards, which shall (i) be reasonably acceptable to Executive, (ii) may change from time to time as the needs of the Company change, and (iii) shall serve as a basis to evaluate Executive’s performance from time to time. Within six months following the establishment of performance expectations and standards, and at least annually thereafter, the Board of Directors and the Executive shall meet in order for the Board of Directors to provide a formal evaluation of Executive’s performance. “Underperformance” shall mean Executive’s failure to meet some or all of the then-current performance expectations and standards, and can be the basis for a change in job description, salary and benefits, or termination of Executive’s employment under this Agreement if such Underperformance is not cured within 60 days’ following the date on which notice of the elements of such Underperformance has been given to Executive by the Company.
3.    Term. Executive shall be an at-will employee who may resign or be terminated at any time, with or without Cause (as defined below). Nothing in this Agreement shall give Executive the right to continued Company employment. Executive’s at-will status can be altered only by a written document signed by the Compensation Committee of the Board of Directors (the “Compensation Committee”).
4.    Compensation and Benefits. The Company shall pay compensation to Executive consisting of an annual base salary, any applicable discretionary bonuses and other benefits as described in this Agreement. In addition to the financial compensation and benefits set forth below, Executive shall be reimbursed in accordance with subsection (d) below for any approved business-related expenses and shall receive vacation, sick leave and other time off as is customary and usual for executives of Executive’s status in the Company.
(a)    Base Salary; Unpaid Wages. Executive’s annual base salary as of the Effective Date is Two Hundred Ninety Five Thousand and 00/100 dollars ($295,000.00). Executive’s base salary shall be reviewed annually in conjunction with Executive’s annual performance review and may be adjusted as appropriate in light of Executive’s performance. Executive’s annual base salary shall be paid in accordance with the standard payroll practices of the Company. Executive agrees to forego the base salary otherwise due to him and potential bonus through March 31, 2013, in exchange for the grant to Executive of 250,000 restricted shares of common stock of the Company, as more specifically provided in Section 5 below.
(b)    Benefits. Executive shall be entitled to participate in such life insurance, disability, medical, dental, stock options, stock grants, retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of executives of Executive’s level or its employees generally (the “Benefits”). Executive understands and acknowledges that some Benefits will not apply to non-U.S. residents/employees.
(c)    Discretionary Bonuses. Executive and the Company desire to create a performance-based bonus compensation arrangement. The Company agrees that Executive shall be eligible for a quarterly or annual bonus (the “Bonus”) as determined in accordance with the formula established annually by the Board of Directors. The formula for 2013 is as set forth on

Exhibit A hereto, and Executive may be eligible to receive an aggregate Bonus for 2013 of up to 75% of base salary (the “Target Bonus Amount”) in accordance with such formula, beginning in the second quarter of 2013. The Target Bonus Amount will be established annually by the Board of Directors. It is the intent of the Company and Executive to use this performance-based bonus compensation arrangement to tie a potentially large portion of Executive’s total compensation to the financial performance of the Company. The Bonus formula and Target Bonus Amount, which will be set at 100% in subsequent years, will be established by the Board of Directors each year by January 31, and may be adjusted from time to time during the year.
(d)    Expense Reimbursement. The Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses properly incurred in the performance of this Agreement and in accordance with the Company’s applicable policies, but only to the extent that Executive submits to the Company a detailed itemized account of such expenses. Reimbursement for such expenses shall occur promptly after their approval and receipt by the Company of such documentary evidence of such expenses as the Company may reasonably require.
5.    Restricted Stock Grant. Subject to the approval of the Compensation Committee, Executive shall be granted (i) 500,000 restricted shares of common stock of the Company, (ii) options to purchase 500,000 shares of common stock of the Company, and (iii) an additional 250,000 restricted shares of common stock of the Company, in each case pursuant to the Company’s 2003 Stock Incentive Plan or as otherwise determined by the Compensation Committee. Such restricted shares and options described in the preceding clauses (i) and (ii) shall vest 1/16 quarterly over four years upon Executive’s completion of each 3-month period of service over the 4-year period measured from the grant date. Such restricted shares described in the preceding clause (iii) shall vest in a single installment on March 31, 2013. In the event of any Change of Control occurring within 90 days after the grant date of such restricted shares and options, then (x) fifty percent (50%) of such restricted shares and options described in the preceding clauses (i) and (ii) and one hundred percent (100%) of such restricted shares described in the preceding clause (iii) shall, to the extent not already vested, vest on an accelerated basis immediately prior to the effectiveness of such Change of Control, and (y) unless otherwise determined by the Compensation Committee, the remainder of such restricted shares and options then remaining unvested shall terminate and cease to be outstanding and/or shall be forfeited by Executive upon the consummation of the Change of Control. In the event of any Change of Control occurring more than 90 days after the grant date of such restricted shares and options, then one hundred percent (100%) of such restricted shares and options shall, to the extent not already vested, vest on an accelerated basis immediately prior to the effectiveness of such Change of Control.
6.    Documents and Materials. Except in the performance of Executive’s duties in the ordinary course of business for which Executive is employed by the Company, Executive shall not make or cause to be made any copies or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed, computerized or otherwise recorded materials of any kind belonging to or in the possession of the Company or any of its Affiliates (defined below). Nor shall the Executive distribute or disclose such materials to third parties except as necessary to perform his or her duties for the Company and as expressly authorized by the Company. Immediately upon the termination of Executive’s employment with the Company or at any time upon the request of the Company, Executive shall surrender all such material to the Company and execute a document acknowledging that Executive has complied with the provisions of this Agreement.
7.    Trade Secrets and Other Confidential Information. Executive shall not at any time, whether during or after the term of this Agreement, use for Executive’s own benefit or purposes or for the benefit or purposes of any other person or entity, or disclose (except in the performance of Executive’s duties in the ordinary course of business for which Executive is employed by the Company) in any manner to any person or entity, any trade secrets, information, data, know how or knowledge (including that relating to service techniques, purchasing and sales organization and methods, client lists, market development and expansion plans, personnel training and development programs and client and supplier relationships) or any other Discoveries (defined below) belonging to or relating to the affairs of the Company or any of its Affiliates or to the clients of the Company or any of its Affiliates.
8.    Customers and Vendors. Executive acknowledges that the lists of the Company’s and its Affiliates’ customers and vendors as they may exist from time to time constitute a valuable and unique asset of the Company, and Executive shall not, during or after the term of Executive’s employment, disclose such lists or any part thereof to any person or entity for any reason whatsoever, nor shall Executive use such customer or vendor lists for Executive’s own benefit or purposes or for the benefit or purposes of any business with whom Executive may become associated.
9.    Discoveries. Any and all inventions, discoveries, improvements, designs, methods, systems, developments, know how, ideas, suggestions, devices, trade secrets and processes (collectively, “Discoveries”), whether patentable or not, which are discovered, disclosed to or otherwise obtained by Executive during Executive’s employment with the Company are confidential, proprietary information and are the sole and absolute property of the Company. Executive shall disclose promptly to the Company all Discoveries and shall assist the Company in making any application in the United States and in foreign jurisdictions for patents of any kind with respect thereto.
10.    Works for Hire. All works and writings of a professional nature that are produced by Executive during Executive’s employment with the Company that relate to the Company’s business or that are produced during regular working hours with the Company or with the use of the Company’s resources constitute works made for hire and are the sole and absolute property of the Company. Executive grants the Company the exclusive right to copyright all such works made for hire in the United States and in foreign jurisdictions. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company may deem necessary to protect the Company’s interest therein for the works made for hire. To the extent permitted by Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit “B,” Executive hereby assigns all rights to all inventions to the Company and agrees that all inventions which he or she invents, conceives, develops or improves shall be the sole property of the Company.
11.    Non-Competition/Non-solicitation.
(a)    Corporate Relationship. Executive acknowledges (i) that Executive’s employment as a member of the Company’s executive management team creates a relationship of confidence and trust between Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company, its Affiliates and its clients, and (ii) the highly competitive nature of the business of the Company. Accordingly, the Company and Executive agree that the restrictions contained in this Section are reasonable and necessary for the protection of the immediate interests of the Company and that any violation of these restrictions would cause substantial injury to the Company.
(b)    Competitive Business Defined. The term “Competitive Business” means any business which is similar to or competitive with the business of the Company or its Affiliates with respect to which Executive has had direct responsibility and which is located in the same regions or markets as the business of the Company or its Affiliates.
(c)    Existing Client Defined. The term “Existing Client” means a client for whom the Company or any of its Affiliates is performing services or marketing products as of the date of the termination of Executive’s employment with the Company or for whom the Company or any of its Affiliates performed services or marketed products within the two-year period immediately preceding the termination of Executive’s employment with the Company.
(d)    Employment Restrictions. During Executive’s employment with the Company, Executive shall not:
i.    own, manage, operate, control, have any financial interest in, or lend Executive’s name to any person or entity engaged in, a Competitive Business or assist others in the ownership, management, operation or control of any Competitive Business; or
ii.    solicit directly or indirectly on behalf of any Competitive Business, the business of any Existing Client,
iii.    solicit or encourage any employees or independent contractors who are engaged full-time by the Company or any of its Affiliates or temporary employees of the Company or any of its Affiliates to leave the Company or to work for anyone in competition with the Company.
(e)    Post Employment Restrictions. Following Executive’s employment with the Company, Executive shall not:
i.    solicit, entice or in any way divert any Existing Client, candidate or supplier of the Company to do business with any business or entity in competition with the

Company where to do so involves the use or disclosure of Company trade secrets or other confidential information,
ii.    for a period of one year after termination, solicit or encourage any employees or independent contractors who are engaged full-time by the Company or any of its Affiliates or temporary employees of the Company or any of its Affiliates to leave the Company or to work for anyone in competition with the Company.
(f)    Remedies. The parties acknowledge that the damages sustained by the Company or its Affiliates as a result of a breach of the agreements contained herein will subject the Company or its Affiliates to immediate, irreparable harm and damage, the amount of which, although substantial, cannot be reasonably ascertained, and that recovery of damages at law will not be an adequate remedy. Therefore, the Company and its Affiliates, in addition to any other remedies they may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement. If an action is instituted to enforce this Agreement or any of the terms and conditions hereof, including suit for preliminary injunction, the prevailing party shall be entitled to costs and reasonable attorneys’ fees.
12.    Disability. The Company may terminate this Agreement and the employment relationship upon notice to Executive if Executive is physically or mentally incapacitated so as to render Executive unable to perform, with reasonable accommodations, Executive’s duties under this Agreement for a period of 90 out of any 180 days. If a question arises as to the incapacity of Executive, then the Company shall promptly employ one physician who is a member of the American Medical Association and who is reasonably acceptable to Executive to examine Executive and determine if Executive’s physical or mental condition is such as to render Executive unable to perform Executive’s duties under this Agreement. The decision of the physician shall be certified in writing to the Company, shall be sent by the Company to Executive or Executive’s representative and shall be conclusive for purposes of this Agreement. Any compensation payments payable to Executive hereunder shall be reduced by the amount of any disability payments Executive receives as a result of disability policies on which the Company has paid the premiums.
13.    Death During Employment. This Agreement shall terminate upon Executive’s death, and the Company shall pay to Executive’s surviving spouse, or if none, to the executors and administrators of Executive’s estates, all amounts due to Executive due as of the date of death. The Company shall not have obligations to pay severance or provide other benefits.
14.    Termination for Other Than for Disability or Death.
(a)    By the Company. The Company may terminate Executive’s employment under this Agreement as follows:
iv.    without Cause, or

v.    immediately upon the showing of Cause. For purposes of this Agreement, “Cause” will mean: (a) commission of any felony or crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of Executive’s duties to the Company; (d) persistent unsatisfactory performance of job duties after written notice from the Board and a reasonable opportunity to cure (if deemed curable), including Underperformance; (e) intentional damage to any property of the Company; (f) misconduct, or other violation of Company policy that causes harm; (g) breach of any written agreement with the Company, including this Agreement; (h) conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve, including any act or acts of dishonesty; or (i) Executive is convicted of, or enters a plea of nolo contendere with respect to, any offense that, if committed in the State of California, would have constituted a felony under the laws of the State of California or the United States
(b)    By Executive. Executive may terminate Executive’s employment under this Agreement upon 30 days’ notice to the Company. An Executive’s termination shall be deemed for “Good Reason” if such termination (A) is the result of: (i) a change materially adverse to Executive in the nature or scope of Executive’s position, status, responsibilities or duties with the Company as they existed as of the Effective Date (other than for uncured Underperformance), (ii) a material reduction by the Company in Executive’s base salary as in effect on the Effective Date or as the same may be increased from time to time or a material reduction of the Target Bonus Amount in any one year, other than pursuant to an across the board reduction of an equal or greater percentage affecting all of the Company’s executive officers or due to uncured Underperformance; (iii) a change, exceeding a thirty-five mile radius, in Executive’s principal work location established on the Effective Date, except for required travel on the Company’s business to an extent substantially consistent with business travel obligations of the other officers of the Company; (iv) failure of the Company to pay Executive amounts required to be paid under this Agreement if not cured within ten business days after notice of such failure is given to the Company by Executive; or (v) a material breach by the Company of any other material provision of this Agreement that has not been cured by the Company within 30 days after notice of such breach is given to the Company by Executive, or (B) is within 90 days following a Change of Control as defined in Section 14(g) that results in the circumstances described in any of the preceding clauses (A)(i) through (A)(v).
(c)    Termination Obligations. Upon termination of Executive’s employment with the Company, the Company shall have no further obligation to Executive except as provided under this Agreement; provided, however, that termination of Executive’s employment shall not affect Executive’s right to receive any compensation or applicable bonuses that have accrued but have not been paid through the date of termination. Executive shall return to the Company any and all equipment including but not limited to electronic equipment, keys, credit cards, and the like, owned by the Company and used by Executive.
(d)    Severance. Provided Executive has been employed by the Company for at least six (6) months following the Effective Date, upon the termination of Executive’s employment with the Company under this Section, the Company shall pay to Executive a severance benefit equal to that portion of Executive’s then current base salary as follows: (i) if termination is by the

Company without Cause the severance shall be nine (9) months base salary; (ii) if the termination is by the Company for Cause, Executive shall receive no severance benefit of any kind; (iii) if the termination is by Executive for Good Reason, the severance shall be nine (9) months base salary; and (iv) if the termination is by Executive without Good Reason, Executive shall receive no severance benefit of any kind. In addition, in the event any severance payment is due pursuant to the foregoing, as partial consideration for payment of such severance amounts, Executive shall execute at the time of such termination and as a condition of receipt of the severance amounts, a Release Agreement in form and substance satisfactory to the Company, including a general release pursuant to California Civil Code section 1542. Payments due to Executive under this Section shall be paid in cash or by check on the same dates on which Executive would otherwise have received payments of Executive’s annual base salary hereunder if employment had continued.
(e)    Payments upon Termination. Regardless of the reason for the termination of Executive’s employment, the Company shall pay to Executive all salary and expenses due to Executive through the effective date of termination less any amounts owed to the Company by Executive; provided that any applicable severance payments shall be paid in accordance with the standard payroll practices of the Company over the period utilized to determine the applicable severance payment.
(f)    Taxes. The Company shall be entitled to withhold taxes from payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law. Executive shall be solely responsible for all taxes imposed on Executive by reason of the receipt of any amount of compensation or benefits payable to Executive hereunder. The Company shall not have any obligation to pay, mitigate, or protect Executive from any such tax liabilities; provided, however, that if the Company reasonably determines that Executive’s receipt of payments or benefits pursuant to this Agreement would cause Executive to incur liability for additional tax under Section 409A of the Internal Revenue Code, then the Company shall suspend such payments or benefits until the end of the six-month period following termination of Executive’s employment (the “409A Suspension Period”). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump sum payment to Executive, in cash, in an amount equal to any payments and benefits that the Company does not make during the 409A Suspension Period. Thereafter, Executive will receive any remaining payments and benefits due pursuant to this Agreement in accordance with the applicable terms of this Agreement (as if there had not been any suspension beforehand).
(g)    Change of Control Defined. For purposes of this Agreement, “Change of Control” means:
i.    When any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

ii.    Any merger, consolidation or transfer of securities of the Company with or into another corporation, other than a merger, consolidation or transfer of securities in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction; or
iii.    The sale, transfer, or disposal by other means of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect).
15.    Rights of Indemnity. Executive shall be entitled to the same rights of indemnification as provided to all other executives, officers and directors of the Company pursuant to applicable law and the Company’s governing documents.
16.    Arbitration. Except for (i) any claim for unemployment compensation or workers’ compensation, and (ii) any relief sought for breach by Executive of Sections 6 through 11 of this Agreement, in which case a claim may be, but is not required to be, brought before any court in the State of California having jurisdiction over the matter, any controversy or claim arising out of or related to this Agreement (as applicable, a “Dispute”) shall be resolved by binding arbitration in accordance with the then-effective Policy on Employment Arbitration Minimum Standards of Procedural Fairness of JAMS and limited discovery shall be permitted. Arbitration shall be held at the location chosen by the party that has not initiated the arbitration, which location shall be limited to California (as applicable, the “Arbitration Location”). Upon notification by a party of such party’s intention to arbitrate a Dispute (the “Notice Date”), each party shall select one arbitrator, and the two arbitrators so chosen shall select one arbitrator. Each of the arbitrators chosen shall be impartial and independent of the parties. If a party fails to select an arbitrator within twenty days after delivery of the Notice Date, or if the arbitrators chosen fail to select a third arbitrator within twenty days after being chosen, then any party may in writing request the judge of the United States District Court closest to the Arbitration Location senior in term of service to appoint the arbitrator or arbitrators. The arbitration shall be conducted in accordance with the then-effective JAMS’ Employment Arbitration Rules and Procedures to the extent such rules do not conflict with the terms hereof. The decision of a majority of the arbitrators shall be reduced to writing and shall be binding on the parties. Judgment upon the award rendered by a majority of the arbitrators may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrators shall be allocated as determined by the arbitrators.
17.    Survival. The covenants contained in this Agreement shall survive any termination of Executive’s employment with the Company and any termination of this Agreement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants contained in this Agreement.

18.    Severability. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive and the Company hereby consent and agree that the scope of such restriction may be judicially modified in any proceeding brought to enforce such restriction. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of this Agreement shall remain in full force and effect.
19.    Notice. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered by personal delivery, air courier, or if mailed by registered or certified first-class mail, return receipt requested, to the residence of Executive as it appears in the corporate records for notice to Executive, or to the principal office of the Company for notice to the Company. All notices delivered in accordance with this Section shall be deemed to have been received and shall be deemed effective if delivered in person or by air courier, upon actual receipt by the intended recipient, or if mailed, upon the date of delivery or refusal to accept delivery as shown by the return receipt therefore.
20.    Affiliate; Construction and Interpretation. An “Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with another. Control shall mean beneficial ownership of more than fifty percent (50%) of the outstanding voting securities or other ownership interests. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “include,” “includes,” “including” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; (d) the word “or” is not exclusive; and (e) reference to any document (including this Agreement) and to any law, rule, or regulation means such document, law, rule or regulation as amended from time to time.
21.    No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, and shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
22.    Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.
23.    Assignment. The rights and obligations of the Company under this Agreement shall, without the prior written consent of Executive, inure to the benefit of and be binding upon the successors and assigns of the Company. This is a personal service contract and may not be assigned by Executive except that rights of Executive to receive severance or benefits under Sections 12, 13, or 14 shall be assignable through a testamentary disposition or by the laws of descent and distribution or the laws of guardianship, in the case of death or disability.

24.    Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the internal laws of the State of California. By execution of this Agreement, each party submits to in personam jurisdiction of the courts of the State of California.
25.    Headings. The headings of sections in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.
26.    Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement. Any counterpart may be delivered by any party by facsimile or email transmission of signature pages to the other parties at the addresses set forth herein, and delivery shall be effective and complete upon completion of such transmission; manually signed copies of signature pages shall nonetheless be delivered promptly after any such facsimile or email delivery.
27.    Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior and simultaneous agreements, communications and understandings with respect to such subject matter, whether oral or written.
28.    Recoupment.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such adjustments and recoupment (the "Recoupment Rights") as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement).  The parties acknowledge it is their intention that the foregoing Recoupment Rights conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect.  Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.  In the event the Company is entitled to, and seeks, recoupment under this Section 28, the Executive shall promptly reimburse the portion of such bonus or other compensation which the Company is entitled to recoup hereunder. In the event the Executive fails to make prompt reimbursement of any such bonus or other compensation which the Company is entitled to recoup and as to which the Company seeks recoupment hereunder, the Executive acknowledges and agrees that, the Company shall have the right to, in addition to its other rights and remedies, (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Executive from the Company or (ii) to take any other appropriate action to recoup such payments.

This Agreement is executed and delivered on the day and year first above written.
Company:

Rainmaker Systems, Inc.

/s/ Mitchell Levy

By:	Mitchell Levy

Its:	Chairman of the Board of Directors and Chair of the Compensation Committee of the Board of Directors

/s/ Don Massaro
Executive:
Don Massaro

Exhibit “A”
2013 Bonus Formula

Executive will be eligible to participate in the Rainmaker Systems, Inc. Corporate Bonus Plan, which was established in 2009 for the benefit of our executive officers. The Corporate Bonus Plan is generally structured as follows, with changes made from year-to-year to reflect changing business needs and competitive circumstances:
• At the beginning of each fiscal year, our CEO and CFO recommend quarterly and annual financial performance targets, as discussed below, subject to the approval of the Compensation Committee.
• At the close of each quarter of the fiscal year, the Compensation Committee assesses the Company’s performance against the pre-established quarterly metrics. Provided that the Company achieves at least 80 percent of its quarterly goals, the executive officers receive after the close of such quarter a bonus based on their individual payout target percentage and the weighted value of the applicable goal.
• Similarly, at the close of the fiscal year, the Compensation Committee assesses the Company’s performance against the pre-established annual metrics. Provided that the Company achieves at least 80 percent of its annual goals, the executive officers receive after the close of the fiscal year a bonus based on their individual payout target percentage and the weighted value of the applicable goal.
The Corporate Bonus Plan provides for cash bonuses to be paid quarterly and annually when the predetermined performance targets are achieved. The amount of the quarterly and annual bonuses that the Company pays to its executive officers participating in the plan is determined by a formula that weighs the Company’s quarterly and annual achievement of the pre-established goals. A bonus is only paid in the event the Company achieves at least 80 percent of its performance target (i.e., the executive would receive 80% of the applicable bonus payment relating to such performance target for such quarter or year, as applicable). If the Company’s performance for any measure falls between 80 percent and 100 percent, then the Company interpolates to determine the applicable payout percentage. If the Company’s performance for any measure exceeds 100 percent, the bonus amount payable to each such officer in respect of such component of the bonus formula shall be increased by 1% for each whole 1% increment achieved above such 100% attainment up to an incremental maximum of 20%.
For the 2013 calendar year, Executive shall be eligible, beginning in the second quarter of 2013, for a quarterly and annual bonus of up to 75% of base salary in the aggregate, determined by reference to the Company’s performance against the following quarterly and annual performance targets, with the weights assigned to each performance target also set forth below.
•    Quarterly net revenue or billings (as determined by the compensation committee) (40% weighting);

Exhibit A

•    Quarterly EBITDA or Adjusted Cash Flow (as determined by the Compensation Committee) (40% weighting); and
•    Annual Net Promoter Score (“NPS”) and Employee Net Promoter Score (“eNPS”) (20% weighting).
The following definitions and guidelines shall apply to the 2013 bonus methodology and payments set forth in this Exhibit A:
2013 performance targets for quarterly net revenue, quarterly EBITDA (or quarterly Adjusted Cash Flow, as the case may be), NPS and eNPS will be subject to the approval of the Compensation Committee.
As used herein, “Adjusted Cash Flow” shall mean, for any period, cash flow for such period, adjusted to exclude the proceeds from any sale or disposition of assets or any sale or issuance of equity, measured for the Company on a consolidated basis in accordance with GAAP and as reported in the Company’s financial statements.

As used herein, “EBITDA” shall mean, for any period, net income or loss for such period, plus, to the extent deducted in the determination of such net income or loss, (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) the change in fair value of warrant liability (if a loss) and (v) non-cash stock based compensation expense, minus the change in fair value of warrant liability (if a gain), in each case measured for the Company on a consolidated basis in accordance with generally accepted accounting principles in the United States (“GAAP”) and as reported in the Company’s financial statements.
Net revenue shall be measured for the Company on a consolidated basis in accordance with GAAP and shall be as reported in the Company’s financial statements.
NPS and eNPS evaluations shall be administered by the Company in accordance with a methodology to be approved by the Compensation Committee.

Exhibit A

Exhibit “B”
California Labor Code 2870

(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B